FIELDPOINT PETROLEUM REPORTS FIRST QUARTER RESULTS AND PROVIDES UPDATE ON DRILLING ACTIVITY

AUSTIN, TX – (BUSINESS WIRE) – May 14, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today its first quarter financial results for the three months ended March 31, 2014.

Phillip Roberson, FieldPoint President, COO and CFO, stated “Overall, we are very pleased with the current quarter. Except for a $349,249 increase in non-cash charges (depletion and unrealized loss on commodity derivatives) our earnings this quarter would have exceeded those for the same period last year. We realize that expenses in the oil field are increasing, and we are working diligently to control costs while growing our production.  We are very excited about our horizontal redevelopment of the Taylor Serbin field and expect these new wells to increase our production significantly in the near term and we look forward to sharing the results with our shareholders as the play progresses.”

Financial Highlights for the Three Months Ended March 31, 2014 Compared to the Three Months Ended March 31, 2013:

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Total revenues increased to $2,913,165 from $2,488,148;

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Net Income decreased to $307,936 from $543,509; and

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Earnings per share, basic $0.04 and fully diluted $0.03, down from $0.07 and $0.07

Gross revenue increased 17.1% year over year from $2,488,148 to $2,913,165, while net income decreased from $543,509 to $307,936.  The largest dollar change in expenses was depletion, which is a non-cash item that increased from $523,500 to $825,500, primarily due to higher production and the addition of the East Lusk #3 well.  General and administrative expenses were also up from $243,996 to $495,552 year over year.  This was due in part to an increase in consulting costs which we expect to see stabilize or decrease in the coming quarters.  Furthermore, our new Ranger 8A-1H well and production from our Block 12 #10 workover well came on late in the quarter, so we expect to see more production contributions from both of those projects.  We sold 35,423 BOE in the current quarter versus 31,495 in the same quarter a year ago.  We also experienced an increase in commodity prices from $76.24 per BOE in the year ago quarter versus $81.99 per BOE in the current quarter.  Along with an increase in commodity prices, we experienced an increase in lifting costs from $25.11 in the year ago quarter to $27.65 in the current quarter.  The $349,249 increase in non-cash charges (depletion and unrealized loss on commodity derivatives) fully explains the decline in net income.

Mr. Roberson added, “Our first Ranger well and the reactivated wells from our workover program came on late in the first quarter. We expect the revenue contribution from these wells, along with our ongoing drilling program, to make this an outstanding year for FieldPoint.”

Update on Drilling Activity:

Our most exciting drilling activity underway is the Ranger Project, with our partner Riley Exploration Group, LLC.  As previously stated, we plan to drill up to twelve horizontal Taylor Sand wells this year in the Serbin Field located in Lee and Bastrop Counties, Texas.  The current status of this project is:

Well #1 – Ranger 8A-1H Successful Completion 2-10-14, In Production

Well #2 – Ranger 11A-1H Successful Completion 5-9-14, Flow back underway

Well #3 – Ranger 8A-2H Spud 5-11-14, Drilling underway

Well #4 – Ranger 8A-3H Expect to Spud before 5-31-14

Roger Bryant, Executive Chairman for FieldPoint, concluded with, “We have confidence that our drilling and workover programs will add to reserves and increase our daily production in the near term.  However, we also continue to look for acquisitions and partnering opportunities to accelerate this growth even further.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746